Exhibit 99.2

Callon Petroleum Company Fourth Quarter and Year-End 2023
Supplemental Tables

Table of Contents:	Page:
Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Cash Flows	4
Operating Results	5
Commodity Derivatives	7
Non-GAAP Measures	7

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and share amounts)

	December 31, 2023	December 31, 2022*
ASSETS
Current assets:
Cash and cash equivalents	$3,325	$3,395
Accounts receivable, net	206,791	237,128
Fair value of derivatives	11,857	21,332
Other current assets	30,154	35,783
Total current assets	252,127	297,638
Oil and natural gas properties, successful efforts accounting method:
Proved properties, net	5,086,973	4,851,529
Unproved properties	1,063,033	1,225,768
Total oil and natural gas properties, net	6,150,006	6,077,297
Other property and equipment, net	26,784	26,152
Deferred income taxes	180,963	—
Other assets, net	101,596	87,382
Total assets	$6,711,476	$6,488,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$526,446	$536,233
Fair value of derivatives	24,147	16,197
Other current liabilities	96,369	150,384
Total current liabilities	646,962	702,814
Long-term debt	1,918,655	2,241,295
Asset retirement obligations	42,653	53,892
Fair value of derivatives	29,880	13,415
Other long-term liabilities	81,965	51,272
Total liabilities	2,720,115	3,062,688
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 130,000,000 shares authorized; 66,474,525 and 61,621,518 shares outstanding, respectively	665	616
Capital in excess of par value	4,186,524	4,022,194
Accumulated deficit	(195,828)	(597,029)
Total stockholders’ equity	3,991,361	3,425,781
Total liabilities and stockholders’ equity	$6,711,476	$6,488,469

*Financial information for the prior period has been recast to reflect retrospective application of the successful efforts method of accounting. For additional information, refer to our Form 10-K for the year ended December 31, 2023.

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022*	2023	2022*
Operating Revenues:
Oil	$427,030	$513,734	$1,697,026	$2,262,647
Natural gas	19,414	42,774	82,468	232,681
Natural gas liquids	43,919	49,776	174,407	260,472
Sales of purchased oil and gas	110,994	97,965	389,083	475,164
Total operating revenues	601,357	704,249	2,342,984	3,230,964

Operating Expenses:
Lease operating	77,948	74,097	303,363	290,486
Production and ad valorem taxes	25,493	34,079	113,512	159,920
Gathering, transportation and processing	27,651	25,285	108,221	96,902
Exploration	1,441	2,466	9,143	9,703
Cost of purchased oil and gas	113,295	100,338	399,242	478,445
Depreciation, depletion and amortization	143,750	134,735	535,661	494,229
Impairment of oil and gas properties	—	2,201	406,898	2,201
Gain on sale of oil and gas properties	(2,906)	—	(23,476)	—
General and administrative	28,439	26,511	115,344	97,996
Merger, integration and transaction	4,730	—	11,198	769
Total operating expenses	419,841	399,712	1,979,106	1,630,651
Income From Operations	181,516	304,537	363,878	1,600,313

Other (Income) Expenses:
Interest expense	42,611	46,772	179,305	187,792
(Gain) loss on derivative contracts	(43,116)	25,855	(18,898)	330,953
(Gain) loss on extinguishment of debt	—	3,241	(1,238)	45,658
Other (income) expense	(3,544)	(485)	(6,684)	2,645
Total other (income) expense	(4,049)	75,383	152,485	567,048

Income Before Income Taxes	185,565	229,154	211,393	1,033,265
Income tax benefit (expense)	(16,590)	(7,286)	189,808	(13,822)
Net Income	$168,975	$221,868	$401,201	$1,019,443

Net Income Per Common Share:
Basic	$2.51	$3.60	$6.20	$16.54
Diluted	$2.51	$3.59	$6.19	$16.47

Weighted Average Common Shares Outstanding:
Basic	67,257	61,610	64,692	61,620
Diluted	67,421	61,844	64,852	61,904

*Financial information for the prior period has been recast to reflect retrospective application of the successful efforts method of accounting. For additional information, refer to our Form 10-K for the year ended December 31, 2023.

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022*	2023	2022*
Cash flows from operating activities:
Net income	$168,975	$221,868	$401,201	$1,019,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	143,750	134,735	535,661	494,229
Impairment of oil and gas properties	—	2,201	406,898	2,201
Amortization of non-cash debt related items, net	2,811	2,652	10,790	12,332
Deferred income tax (benefit) expense	18,771	5,198	(187,270)	6,308
(Gain) loss on derivative contracts	(43,116)	25,855	(18,898)	330,953
Cash received (paid) for commodity derivative settlements, net	(10,352)	(60,196)	2,922	(493,714)
Gain on sale of oil and gas properties	(2,906)	—	(23,476)	—
(Gain) loss on extinguishment of debt	—	3,241	(1,238)	45,658
Non-cash expense related to share-based awards	1,889	3,615	11,413	8,042
Other, net	824	(1,568)	5,387	7,136
Changes in current assets and liabilities:
Accounts receivable	34,066	48,943	48,285	(3,480)
Other current assets	(3,284)	(3,163)	(16,462)	(15,392)
Accounts payable and accrued liabilities	(13,162)	(49,394)	(82,684)	(58,043)
Net cash provided by operating activities	298,266	333,987	1,092,529	1,355,673
Cash flows from investing activities:
Capital expenditures	(217,978)	(200,539)	(968,982)	(848,688)
Acquisition of oil and gas properties	(9,505)	(9,700)	(287,939)	(26,706)
Proceeds from sales of assets	1,776	17,780	553,222	27,093
Cash paid for settlement of contingent consideration arrangement	—	—	—	(19,171)
Other, net	(762)	792	(3,612)	14,289
Net cash used in investing activities	(226,469)	(191,667)	(707,311)	(853,183)
Cash flows from financing activities:
Borrowings on credit facility	883,500	751,000	3,513,000	3,286,000
Payments on credit facility	(914,500)	(884,000)	(3,651,000)	(3,568,000)
Issuance of 7.5% Senior Notes due 2030	—	—	—	600,000
Redemption of 8.25% Senior Notes due 2025	—	—	(187,238)	—
Redemption of 6.125% Senior Notes due 2024	—	—	—	(467,287)
Redemption of 9.0% Second Lien Senior Secured Notes due 2025	—	—	—	(339,507)
Payment of deferred financing costs	(362)	(10,275)	(922)	(21,898)
Cash paid to repurchase common stock	(40,525)	—	(55,505)	—
Other, net	(41)	—	(3,623)	1,715
Net cash used in financing activities	(71,928)	(143,275)	(385,288)	(508,977)
Net change in cash and cash equivalents	(131)	(955)	(70)	(6,487)
Balance, beginning of period	3,456	4,350	3,395	9,882
Balance, end of period	$3,325	$3,395	$3,325	$3,395

*Financial information for the prior period has been recast to reflect retrospective application of the successful efforts method of accounting. For additional information, refer to our Form 10-K for the year ended December 31, 2023.

Operating Results
The following table presents summary information for the periods indicated:

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Total production
Oil (MBbls)
Permian	5,402	5,310	4,715	19,658
Eagle Ford	—	28	1,377	2,233
Total oil	5,402	5,338	6,092	21,891

Natural gas (MMcf)
Permian	12,096	11,644	9,013	43,437
Eagle Ford	—	44	1,530	2,672
Total natural gas	12,096	11,688	10,543	46,109

NGLs (MBbls)
Permian	2,097	2,069	1,645	7,554
Eagle Ford	—	6	285	457
Total NGLs	2,097	2,075	1,930	8,011

Total production (MBoe)
Permian	9,515	9,320	7,862	34,452
Eagle Ford	—	41	1,917	3,135
Total barrels of oil equivalent	9,515	9,361	9,779	37,587

Total daily production (Boe/d)
Permian	103,426	101,292	85,461	94,388
Eagle Ford	—	449	20,826	8,590
Total barrels of oil equivalent	103,426	101,741	106,287	102,977
Oil as % of total daily production	57%	57%	62%	58%

Average realized sales price (excluding impact of settled derivatives)
Oil (per Bbl)
Permian	$79.05	$82.19	$84.19	$77.81
Eagle Ford	—	79.61	84.82	75.01
Total oil	$79.05	$82.18	$84.33	$77.52

Natural gas (per Mcf)
Permian	$1.60	$2.13	$3.83	$1.74
Eagle Ford	—	4.82	5.38	2.64
Total natural gas	$1.60	$2.14	$4.06	$1.79

NGL (per Bbl)
Permian	$20.94	$22.25	$25.99	$21.86
Eagle Ford	—	74.33	24.67	20.26
Total NGL	$20.94	$22.40	$25.79	$21.77

Average realized sales price (per Boe)
Permian	$51.54	$54.43	$60.32	$51.38
Eagle Ford	—	70.41	68.89	58.63
Total average realized sales price	$51.54	$54.50	$62.00	$51.98

Average realized sales price (including impact of settled derivatives)
Oil (per Bbl)	$78.23	$80.66	$76.82	$77.27
Natural gas (per Mcf)	1.62	2.08	4.19	2.18
NGLs (per Bbl)	20.78	22.23	25.79	21.68
Total average realized sales price (per Boe)	$51.05	$53.52	$57.46	$52.30

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
Revenues (in thousands)(a)
Oil
Permian	$427,030	$436,436	$396,940	$1,529,538
Eagle Ford	—	2,229	116,794	167,488
Total oil	$427,030	$438,665	$513,734	$1,697,026

Natural gas
Permian	$19,414	$24,833	$34,541	$75,411
Eagle Ford	—	212	8,233	7,057
Total natural gas	$19,414	$25,045	$42,774	$82,468

NGLs
Permian	$43,919	$46,043	$42,746	$165,148
Eagle Ford	—	446	7,030	9,259
Total NGLs	$43,919	$46,489	$49,776	$174,407

Total revenues
Permian	$490,363	$507,312	$474,227	$1,770,097
Eagle Ford	—	2,887	132,057	183,804
Total revenues	$490,363	$510,199	$606,284	$1,953,901

Additional per Boe data
Sales price (b)
Permian	$51.54	$54.43	$60.32	$51.38
Eagle Ford	—	70.41	68.89	58.63
Total sales price	$51.54	$54.50	$62.00	$51.98

Lease operating expense
Permian	$8.19	$7.91	$6.97	$7.86
Eagle Ford	—	(3.90)	10.08	10.38
Total lease operating expense	$8.19	$7.85	$7.58	$8.07

Production and ad valorem taxes
Permian	$2.68	$3.26	$3.39	$2.93
Eagle Ford	—	4.51	3.87	3.98
Total production and ad valorem taxes	$2.68	$3.27	$3.48	$3.02

Gathering, transportation and processing
Permian	$2.91	$2.92	$2.75	$2.96
Eagle Ford	—	1.12	1.90	1.99
Total gathering, transportation and processing	$2.91	$2.91	$2.59	$2.88

Operating margin
Permian	$37.76	$40.34	$47.21	$37.63
Eagle Ford	—	68.68	53.04	42.28
Total operating margin	$37.76	$40.47	$48.35	$38.01

Depletion, depreciation and amortization	$15.11	$14.81	$13.78	$14.25
General and administrative	$2.99	$3.13	$2.71	$3.07
Adjusted G&A
Cash component (c)	$2.79	$2.71	$2.34	$2.77
Non-cash component	$0.32	$0.42	$0.40	$0.39

(a)Excludes sales of oil and gas purchased from third parties.
(b)Excludes the impact of settled derivatives.
(c)Excludes the change in fair value and amortization of share-based incentive awards.

Commodity Derivatives

	Three Months Ended	Year Ended
	December 31, 2023	December 31, 2023
Gain on oil derivatives	($40,536)	($22,371)
Gain on natural gas derivatives	(7,370)	(4,990)
(Gain) loss on NGL derivatives	(270)	2,663
Loss on contingent consideration arrangements	5,060	5,800
Gain on commodity derivative contracts	($43,116)	($18,898)

	Three Months Ended	Year Ended
	December 31, 2023	December 31, 2023
Cash paid on oil derivatives	($10,177)	($14,626)
Cash received on natural gas derivatives	293	18,109
Cash paid on NGL derivatives	(468)	(561)
Cash received (paid) for commodity derivative settlements, net	($10,352)	$2,922
Non-GAAP Financial Measures
Adjusted Income, Adjusted EBITDAX and Unhedged Adjusted EBITDAX. The following tables present and reconcile the Company’s adjusted income, adjusted EBITDAX and unhedged adjusted EBITDAX to net income:

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
	(In thousands except per share data)
Net income	$168,975	$119,484	$221,868	$401,201
(Gain) loss on derivative contracts	(43,116)	55,804	25,855	(18,898)
Gain (loss) on commodity derivative settlements, net	(4,638)	(9,196)	(44,380)	11,841
Non-cash expense related to share-based awards	1,889	3,955	3,615	11,413
Impairment of oil and gas properties	—	—	2,201	406,898
Gain on sale of oil and gas properties	(2,906)	(20,570)	—	(23,476)
Merger, integration and transaction	4,730	4,925	—	11,198
Other (income) expense	(3,544)	3,220	(485)	(6,684)
(Gain) loss on extinguishment of debt	—	(1,238)	3,241	(1,238)
Tax effect on adjustments above (a)	9,993	(7,749)	2,090	(82,121)
Change in valuation allowance	(22,379)	(24,690)	(40,836)	(234,201)
Adjusted income	$109,004	$123,945	$173,169	$475,933

Net income per diluted share	$2.51	$1.75	$3.59	$6.19
Adjusted income per diluted share	$1.62	$1.82	$2.80	$7.34

Basic weighted average common shares outstanding	67,257	67,931	61,610	64,692
Diluted weighted average common shares outstanding (GAAP)	67,421	68,083	61,844	64,852
(a)Calculated using the federal statutory rate of 21%.

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
	(In thousands)
Net income	$168,975	$119,484	$221,868	$401,201
(Gain) loss on derivative contracts	(43,116)	55,804	25,855	(18,898)
Gain (loss) on commodity derivative settlements, net	(4,638)	(9,196)	(44,380)	11,841
Non-cash expense related to share-based awards	1,889	3,955	3,615	11,413
Impairment of oil and gas properties	—	—	2,201	406,898
Gain on sale of oil and gas properties	(2,906)	(20,570)	—	(23,476)
Merger, integration and transaction	4,730	4,925	—	11,198
Other (income) expense	(3,544)	3,220	(485)	(6,684)
Income tax (benefit) expense	16,590	509	7,286	(189,808)
Interest expense	42,611	43,149	46,772	179,305
Depreciation, depletion and amortization	143,750	138,598	134,735	535,661
Exploration	1,441	3,588	2,466	9,143
(Gain) loss on extinguishment of debt	—	(1,238)	3,241	(1,238)
Adjusted EBITDAX	$325,782	$342,228	$403,174	$1,326,556
Add: (Gain) loss on commodity derivative settlements, net	4,638	9,196	44,380	(11,841)
Unhedged adjusted EBITDAX	$330,420	$351,424	$447,554	$1,314,715
Adjusted Free Cash Flow. The following table presents and reconciles the Company’s adjusted free cash flow to net cash provided by operating activities:

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
	(In thousands)
Net cash provided by operating activities	$298,266	$266,828	$333,987	$1,092,529
Changes in working capital and other	(16,255)	26,344	13,781	40,146
Changes in accrued hedge settlements	5,714	(10,224)	15,816	8,919
Merger, integration and transaction	4,730	4,925	—	11,198
Cash flow from operations before net change in working capital	292,455	287,873	363,584	1,152,792

Capital expenditures	217,978	252,407	200,539	968,982
Increase (decrease) in accrued capital expenditures	(45,756)	(12,872)	(1,870)	(4,251)
Capital expenditures before accruals	172,222	239,535	198,669	964,731

Adjusted free cash flow	$120,233	$48,338	$164,915	$188,061
Adjusted G&A. The following table reconciles G&A to Adjusted G&A - cash component:

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
	(In thousands)
G&A	$28,439	$29,339	$26,511	$115,344
Change in the fair value of liability share-based awards (non-cash)	1,156	(49)	339	3,245
Adjusted G&A – total	29,595	29,290	26,850	118,589
Equity settled, share-based compensation (non-cash)	(3,045)	(3,906)	(3,954)	(14,658)
Adjusted G&A – cash component	$26,550	$25,384	$22,896	$103,931

Adjusted Total Revenue. The following table presents and reconciles adjusted total revenue to total operating revenues, which excludes revenue from sales of commodities purchased from a third-party:

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
	(In thousands)
Operating revenues
Oil	$427,030	$438,665	$513,734	$1,697,026
Natural gas	19,414	25,045	42,774	82,468
NGLs	43,919	46,489	49,776	174,407
Total operating revenues	$490,363	$510,199	$606,284	$1,953,901
Impact of settled derivatives	(4,638)	(9,196)	(44,380)	11,841
Adjusted total revenue	$485,725	$501,003	$561,904	$1,965,742
Net Debt. The following table presents and reconciles the Company’s net debt to total debt:

	December 31, 2023	September 30, 2023	December 31, 2022
	(In thousands)
Total debt	$1,918,655	$1,948,619	$2,241,295
Unamortized premiums, discount, and deferred loan costs, net	17,128	18,164	19,726
Adjusted total debt	$1,935,783	$1,966,783	$2,261,021
Less: Cash and cash equivalents	3,325	3,456	3,395
Net debt	$1,932,458	$1,963,327	$2,257,626
PV-10. PV-10 as of December 31, 2023 is reconciled below to the standardized measure of discounted future net cash flows:

As of December 31, 2023
(In millions)
Standardized measure of discounted future net cash flows	$5,434.2
Add: present value of future income taxes discounted at 10% per annum	$455.4
Total proved reserves - PV-10	$5,889.6
Total proved developed reserves - PV-10	$4,294.9
Total proved undeveloped reserves - PV-10	$1,594.7

Non-GAAP Financial Measures
These supplemental tables present non-GAAP financial measures such as “adjusted free cash flow,” “adjusted EBITDAX,” “unhedged adjusted EBITDAX,” “adjusted income,” “adjusted income per diluted share,” “adjusted total revenue,” “adjusted G&A,” “adjusted G&A - cash component,” “net debt,” and “PV-10.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) and posted on our website.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as net cash provided by operating activities before net change in working capital, changes in accrued hedge settlements, merger, integration and transaction expense, and other income and expense less capital expenditures before increase (decrease) in accrued capital expenditures. We believe adjusted free cash flow provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity.
•Callon calculates adjusted EBITDAX as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, (gain) loss on sale of oil and gas properties, impairment of oil and gas properties, non-cash share-based compensation expense, exploration expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDAX provides useful information to investors because it provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDAX presented above may not be comparable to similarly titled measures of other companies.
•Callon calculates unhedged adjusted EBITDAX as adjusted EBITDAX, as defined above, excluding the impact of net settled derivative instruments. Unhedged adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that unhedged adjusted EBITDAX provides useful information to investors because it provides additional information with respect to our performance without the impact of our settled derivative instruments. Because unhedged adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the unhedged adjusted EBITDAX presented above may not be comparable to similarly titled measures of other companies.
•Adjusted income and adjusted income per diluted share are supplemental non-GAAP measures that Callon believes are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of these items and non-cash valuation adjustments, which are detailed in the reconciliation provided. Adjusted income and adjusted income per diluted share are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for net income (loss), operating income (loss), or other income data prepared in accordance with GAAP. However, the Company believes that adjusted income and adjusted income per diluted share provide additional information with respect to our performance. Because adjusted income and adjusted income per diluted share exclude some, but not all, items that affect net income (loss) and may vary among companies, the adjusted income and adjusted income per diluted share presented above may not be comparable to similarly titled measures of other companies.
•Callon believes that the non-GAAP measure of adjusted total revenue (which is revenue including the gain or loss from the settlement of derivative contracts) is useful to investors because it provides readers with a revenue value more comparable to other companies who engage in price risk management activities through the use of commodity derivative instruments and reflects the results of derivative settlements with expected cash flow impacts within total revenues.
•Adjusted G&A is a supplemental non-GAAP financial measure that excludes non-cash incentive share-based compensation valuation adjustments and adjusted G&A - cash component further excludes equity settled, share-based compensation expenses. Callon believes that the non-GAAP measure of adjusted G&A and adjusted G&A - cash component are useful to investors because they provide for greater comparability period-over-period. In addition, adjusted G&A - cash component provides a meaningful measure of our recurring G&A expense.

•Net debt is a supplemental non-GAAP measure that is defined by the Company as total debt excluding unamortized premiums, discount, and deferred loan costs, less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with Adjusted EBITDAX in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. This ratio is referred to by the Company as its leverage ratio.
•Callon believes that the presentation of PV-10 provides greater comparability when evaluating oil and gas companies due to the many factors unique to each individual company that impact the amount and timing of future income taxes. In addition, we believe that PV-10 is widely used by investors and analysts as a basis for comparing the relative size and value of our proved reserves to other oil and gas companies. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves.